Exhibit 10.6

CO-OPERATION AGREEMENT

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Between the undersigned parties:

–	METHA HOTEL GROUP S.p.A., registered offices in Rimini via Stiria (zipcode: 47900) entered in the Trade Register of Rimini - tax code 03162950400- (fax No. 0541-50161), represented by its legal representative Mr. Antonio Salvatori (hereafter also referred to as “metha”).

–	DAYS MASTER ITALIA S.p.a., registered offices in Rimini via Rosaspina 10 (zipcode: 47900), entered in the Trade Register of Rimini - tax code 03140830401 (fax No. 02 700 423 481), represented by its legal representative Mr. Andrea Cesaretti (hereafter also referred to as “dmi”)

WHEREAS

a.	DMI is currently the licensee for Italy, Republic of San Marino and the Vatican City (the “AREA”) of the hotel management system named Days Inn© (the “system”) by virtue of the Master Licence contract stipulated with Cendant Global Services B.V;

b.	DMI, and the group to which it belongs, are engaged in the development of a network of accommodation structures in Italy to be managed both directly and through franchising and partnership methods;

c.	metha is a company operating in the development and management of accommodation structures and has the skills, experience and contacts required to assist DMI in the planning and implementation of the said project;

d.	dmi and metha have agreed to cooperate to create, within the next five years, a commercial development plan aimed at opening a certain number of accommodation structures with the brand name Days Inn© (the hotels) in the Area;

IN VIEW OF ALL THE ABOVE PREMISES

IT IS AGREED AND DECLARED AS FOLLOWS

1.    CO-OPERATION AGREEMENT

1.1.	dmi and metha, each in regard to its specific duties shall cooperate and provide assistance to one another, to pursue the aim of opening on average one HOTEL per year with the Days Inn© brand, within five years from the date when the agreements contained in this document become effective;

2.	OBLIGATIONS OF THE PARTIES

2.1.	In order to implement the provisions in the previous paragraph, METHA shall promote the commercial development in the AREA of the SYSTEM’s Franchising contracts, presenting to DMI the HOTELS which, according to its knowledge, said METHA shall consider as conforming to the System and which:

2.1.a.	metha shall manage with the Days Inn© brand, either directly or through its subsidiary and associated companies;

2.1.b.	shall be managed by third parties under the Days Inn© brand;

2.2.	in the cases specified in paragraph 2.1.a. (direct management by METHA), DMI shall stipulate for the benefit of METHA, or for is subsidiary and associated companies indicated by the said METHA, a franchising contract for each HOTEL, the text of which shall comply with the provisions annexed to this agreement under “a”;

2.3.	as concerns the cases specified in paragraph 2.1.b. (management by third parties), DMI shall have the discretion to accept or reject METHA’s proposals unless the said proposals do not contain the minimum requirements indicated below and providing the said proposals are considered acceptable by DMI with reference to the customer’s seriousness and solvency and are compatible with DMI’s policy and economic objectives:

a. Initial Fee:	Euro 200,00	(a lump sum per room)

b. Continuing Fees:	3..5%	(on “gross room revenues”)

c. Company Marketing Contribution:	1.5%	(on “gross room revenues”)

d. Software Licence / Access Fee to CRS	Euro 2,000.00	(per year)

e. Duration of contract with potential Franchisee :	5 years, with option to renew for a further five year period.

2.4.	dmi shall make a pre-emptive offer to METHA, and to the latter’s subsidiary, parent and associated companies indicated by METHA, regarding the management or other controlling methods to be agreed, of the HOTELS which DMI shall have developed on its own and which it shall decide to manage directly, according to the contractual agreements to be negotiated time by time.

3.	EXCLUSION OF THE EXCLUSIVE AGENCY OBLIGATION AND PARTICIPATION IN THE OFFERS

3.1.	dmi and metha are not bound by any mutual exclusive agency obligation and, therefore each may freely carry out its activity toward third parties without any obligation toward the other Party, even if the latter’s activity is identical to even one of the activities normally performed by the other Party and even if the said activity is identical to the activity described in the premise and which has determined the stipulation of this agreement;

3.2.	dmi and metha may freely refuse to participate in the initiatives specified under articles one and two, proposed by the other Party. When ten working days have elapsed from the communication of the existence of an initiative, said communication effected by each party to the other without the latter having replied, the initiative shall be considered as rejected without any obligation of indemnity, payment or other type of economic compensation.

4.	EFFECTIVE DATE

4.1.	The agreements contained in this document shall come into force on 1 May 2003.

5.	CONFIDENTIALITY OBLIGATION

5.1.	With special reference to the information which DMI and METHA shall supply to each other, both shall express their consent and shall maintain strictly confidential all the information and data which shall come into their possession from each other, said commitment also applying to the representatives, managers, officers, employees in general and to consultants. The aforesaid information/data shall not be disclosed or otherwise made known to third parties, unless both Parties give their consent thereto beforehand, with the exception of cases where the disclosure depends on the need to observe legal regulations and the requests of Italian or foreign public authorities;

5.2.	this confidentiality obligation shall survive the termination of this agreement, for whatever reason said termination may occur.

6.	PUBLIC RELATIONS

6.1.	The Parties declare that they shall beforehand agree on the methods for making public announcements regarding all initiatives, including timing, choice of media, and so on and so forth;

6.2.	no communication and public announcement shall be made concerning the existence of this agreement to subjects other than the respective board of directors without prior consent by both Parties.

7.	REPRESENTATION

7.1.	Neither party shall have the right to represent the other Party in any place/venue without prior written authorisation by the other Party;

7.2.	this agreement does not determine any type of co-participation of each Party in the business of the other and, therefore in spite of this agreement, each Party shall remain independent of the other, without any responsibility for the obligations contracted by or ascribable to the other Party.

8.	COMMUNICATIONS

8.1.	Without prejudice to the various provisions contained in the other articles of this agreement, all direct communications by each party to the other, shall be sent by registered letter with delivery receipt, following a faxed version of the same to the address and to the number indicated at the beginning of this agreement.

9.	ARBITRATION

9.1.	Any dispute which may arise between the parties concerning the interpretation and/or execution of this agreement shall be submitted to the judgement of a Single Arbitrator nominated by the Parties, or, failing that, by the Presiding Judge of the Rimini Court of Law. The arbitrator shall act formally and according to law and his/her fee shall be the minimum amount specified by the professional tariff of the list s/he belongs to, if any.

10.	LIST OF ANNEXED DOCUMENTS

a.	Draft of the franchising contract .

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Read, confirmed and signed.

Rimini, 1 May 2003.

METHA HOTEL GROUP S.p.A.	DAYS MASTER ITALIA S.p.A.
The Legal Representative	The Legal Representative

/s/ Antonio Salvatori	/s/ Andrea Cesaretti